FICO Announces Earnings of $0.62 per Share for Third Quarter Fiscal 2015

Revenue of $209 million vs. $198 million in prior year

SAN JOSE, Calif., July 29, 2015 /PRNewswire/ -- FICO (NYSE:FICO), a leading predictive analytics and decision management software company, today announced results for its third fiscal quarter ended June 30, 2015.

Third Quarter Fiscal 2015 GAAP Results
Net income for the quarter totaled $19.9 million, or $0.62 per share, versus $20.5 million, or $0.58 per share, reported in the prior year period. The results include restructuring and acquisition-related expenses of $2.3 million, or $0.05 per share.

Third Quarter Fiscal 2015 Non-GAAP Results
Non-GAAP Net Income for the quarter was $32.3 million vs. $29.2 million in the prior year period. Non-GAAP EPS for the quarter was $1.00 vs. $0.83 in the prior year period. Free cash flow for the quarter was $34.5 million vs. $25.3 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned "Non-GAAP Results" and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

Third Quarter Fiscal 2015 GAAP Revenue
The company reported revenues of $209.4 million for the quarter as compared to $197.6 million reported in the prior year period, an increase of 6%.

"We drove significant growth in our Scores and Tools segments," said Will Lansing, chief executive officer. "Our Scores segment is performing particularly well in both B2B and B2C, as we continue to expand our valuable FICO Score asset."

Revenues for the third quarter fiscal 2015 across each of the company's three operating segments were as follows:

  Applications revenues, which include the company's preconfigured decision management applications and associated professional services, were $127.1 million in the third quarter compared to $129.9 million in the prior year quarter, a decrease of 2%. This was due to decreased revenues in our Marketing Solutions and Fraud Solutions, partially offset by revenues from the TONBELLER acquisition.
  Scores revenues, which include the company's business-to-business (B2B) scoring solutions and associated professional services, and the myFICO® business-to-consumer (B2C) service, were $55.8 million in the third quarter, up 23% from the prior year quarter. The B2B revenue increased 5% compared to the prior year, while the B2C revenue increased 73% from the prior year quarter.
  Tools revenues, which include Blaze Advisor®, Xpress Optimization and related professional services, were $26.5 million in the third quarter compared to $22.4 million in the prior year quarter, an increase of 18%, due primarily to increased license revenue of Blaze Advisor.

Outlook
The company is reiterating its previously provided guidance for fiscal 2015, which is as follows:

Fiscal 2015 Guidance
Revenue	$830 million - $835 million
GAAP Net Income	$92 million - $95 million
GAAP Earnings Per Share	$2.78 - $2.88
Non-GAAP Net Income	$131 million - $134 million
Non-GAAP Earnings Per Share	$3.97 - $4.06

The Non-GAAP financial measures are described in the financial table captioned "Non-GAAP Results".

Company to Host Conference Call
The company will host a webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its third quarter fiscal 2015 results and provide various strategic and operational updates. The call can be accessed at FICO's Web site at www.FICO.com/investors. A replay of the webcast will be available through July 29, 2016.

The webcast will also be distributed through the Thomson StreetEvents Network to both institutional and individual investors. The webcast can be accessed via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

About FICO
FICO (NYSE:FICO) delivers superior predictive analytics that drive smarter decisions. The company's groundbreaking use of mathematics to predict consumer behavior has transformed entire industries and revolutionized the way risk is managed and products are marketed. FICO's innovative solutions include the FICO® Score — the standard measure of consumer credit risk in the United States — along with the industry-leading solutions for managing credit accounts, identifying and minimizing the impact of fraud, and customizing consumer offers with pinpoint accuracy. Most of the world's top banks, as well as leading insurers, retailers, pharma businesses and government agencies rely on FICO solutions to accelerate growth, control risk, boost profits and meet regulatory and competitive demands. FICO also helps millions of individuals manage their personal credit health through www.myFICO.com. Learn more at www.fico.com. FICO: Make every decision count.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company's Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions or in the markets we serve, and other risks described from time to time in FICO's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2014 and Form 10-Q for the quarter ended June 30, 2015. If any of these risks or uncertainties materializes, FICO's results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	September 30,
	2015	2014
ASSETS:
Current assets:
Cash and cash equivalents	$ 84,358	$ 105,075
Accounts receivable, net	147,304	155,295
Prepaid expenses and other current assets	37,428	28,157
Total current assets	269,090	288,527

Marketable securities and investments	20,865	19,784
Property and equipment, net	38,706	36,677
Goodwill and intangible assets, net	870,221	827,842
Other assets	17,245	19,468
	$ 1,216,127	$ 1,192,298

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$ 56,009	$ 58,235
Accrued compensation and employee benefits	36,648	56,650
Deferred revenue	54,260	56,519
Current maturities on debt	72,000	170,000
Total current liabilities	218,917	341,404

Long-term debt	576,000	376,000
Other liabilities	24,548	20,280
Total liabilities	819,465	737,684

Stockholders' equity	396,662	454,614
	$ 1,216,127	$ 1,192,298

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenues:
Transactional and maintenance	$ 144,695	$ 132,254	$ 414,788	$ 394,278
Professional services	37,998	38,522	111,142	107,427
License	26,673	26,834	80,095	65,710
Total revenues	209,366	197,610	606,025	567,415

Operating expenses:
Cost of revenues	66,202	62,752	203,493	178,254
Research & development	25,610	23,240	72,588	61,022
Selling, general and administrative	74,645	71,557	221,309	204,490
Amortization of intangible assets	3,599	3,019	10,046	8,940
Restructuring and acquisition-related	2,256	621	2,256	4,281
	172,312	161,189	509,692	456,987
Operating income	37,054	36,421	96,333	110,428
Other expense, net	(6,590)	(6,120)	(21,512)	(21,657)
Income before income taxes	30,464	30,301	74,821	88,771
Provision for income taxes	10,558	9,753	21,638	30,495
Net income	$ 19,906	$ 20,548	$ 53,183	$ 58,276

Basic earnings per share:	$ 0.64	$ 0.60	$ 1.69	$ 1.69
Diluted earnings per share:	$ 0.62	$ 0.58	$ 1.63	$ 1.65

Shares used in computing earnings per share:
Basic	31,118	34,210	31,465	34,458
Diluted	32,363	35,162	32,648	35,420

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	June 30,
	2015	2014
Cash flows from operating activities:
Net income	$ 53,183	$ 58,276
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	26,093	24,196
Share-based compensation	32,762	25,631
Changes in operating assets and liabilities	(25,264)	2,375
Other, net	(374)	(6,665)
Net cash provided by operating activities	86,400	103,813

Cash flows from investing activities:
Purchases of property and equipment	(18,266)	(7,088)
Cash paid for acquisitions, net of cash acquired	(56,992)	(7,253)
Other, net	75	-
Net cash used in investing activities	(75,183)	(14,341)

Cash flows from financing activities:
Proceeds from revolving line of credit	241,000	96,000
Payments on revolving line of credit	(68,000)	(28,000)
Payment on Senior Notes	(71,000)	(8,000)
Proceeds from issuances of common stock	13,643	18,041
Taxes paid related to net share settlement of equity awards	(18,102)	(10,790)
Repurchases of common stock	(130,719)	(152,329)
Other, net	9,482	3,860
Net cash used in financing activities	(23,696)	(81,218)

Effect of exchange rate changes on cash	(8,238)	1,677

Increase (decrease) in cash and cash equivalents	(20,717)	9,931
Cash and cash equivalents, beginning of period	105,075	83,178
Cash and cash equivalents, end of period	$ 84,358	$ 93,109

FAIR ISAAC CORPORATION
REVENUE BY SEGMENT
(In thousands)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Applications revenues:
Transactional and maintenance	$ 79,731	$ 78,915	$ 238,597	$ 233,592
Professional services	31,009	31,898	90,500	87,058
License	16,394	19,043	47,923	36,732
Total applications revenues	$ 127,134	$ 129,856	$ 377,020	$ 357,382

Scores revenues:
Transactional and maintenance	$ 54,255	$ 44,077	$ 145,006	$ 133,955
Professional services	615	801	2,369	2,167
License	884	452	2,257	4,246
Total scores revenues	$ 55,754	$ 45,330	$ 149,632	$ 140,368

Tools revenues:
Transactional and maintenance	$ 10,709	$ 9,262	$ 31,185	$ 26,731
Professional services	6,374	5,823	18,273	18,202
License	9,395	7,339	29,915	24,732
Total tools revenues	$ 26,478	$ 22,424	$ 79,373	$ 69,665

Total revenues:
Transactional and maintenance	$ 144,695	$ 132,254	$ 414,788	$ 394,278
Professional services	37,998	38,522	111,142	107,427
License	26,673	26,834	80,095	65,710
Total revenues	$ 209,366	$ 197,610	$ 606,025	$ 567,415

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

GAAP net income	$ 19,906	$ 20,548	$ 53,183	$ 58,276
Amortization of intangible assets (net of tax)	2,469	2,022	6,997	5,948
Restructuring and acquisition-related (net of tax)	1,547	416	1,547	2,840
Stock-based compensation expense (net of tax)	8,345	6,260	22,814	17,060
Non-GAAP net income	$ 32,267	$ 29,246	$ 84,541	$ 84,124

GAAP diluted earnings per share	$ 0.62	$ 0.58	$ 1.63	$ 1.65
Amortization of intangible assets (net of tax)	0.08	0.06	0.21	0.17
Restructuring and acquisition-related (net of tax)	0.05	0.01	0.05	0.08
Stock-based compensation expense (net of tax)	0.26	0.18	0.70	0.48
Non-GAAP diluted earnings per share	$ 1.00	$ 0.83	$ 2.59	$ 2.38

Free cash flow
Net cash provided by operating activities	$ 43,119	$ 28,725	$ 86,401	$ 103,813
Capital expenditures	(8,015)	(2,791)	(18,266)	(7,088)
Dividends paid	(622)	(683)	(1,883)	(2,072)
Free cash flow	$ 34,482	$ 25,251	$ 66,252	$ 94,653

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid.  The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons.  Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses.  We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to our competitors' operating results.  We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

FAIR ISAAC CORPORATION
RECONCILIATION OF NON-GAAP GUIDANCE
(In millions, except per share data)
(Unaudited)

	Low	High

GAAP net income	$ 92	$ 95
Amortization of intangible assets (net of tax)	9	9
Stock-based compensation expense (net of tax)	31	31
Non-GAAP net income	$ 131	$ 134

GAAP diluted earnings per share	$ 2.78	$ 2.88
Amortization of intangible assets (net of tax)	0.26	0.26
Stock-based compensation expense (net of tax)	0.94	0.94
Non-GAAP diluted earnings per share	$ 3.97	$ 4.06

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid.  The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons.  Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses.  We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to our competitors' operating results.  We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

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CONTACT: Investors/Analysts, Steve Weber, (800) 213-5542, investor@fico.com, or Media, Steve Astle, (415) 446-6204, stephenastle@fico.com